UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 3, 2016 (May 2, 2016)
Republic Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14267	65-0716904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 North Allied Way
Phoenix, Arizona	85054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2016, Republic Services, Inc. (the "Company") entered into a $1.0 billion revolving credit facility pursuant to a Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto (the "Replacement Credit Facility"), which amends and restates the Company's $1.0 billion credit facility maturing in May 2017.

The Replacement Credit Facility is unsecured and will mature in May 2021. It includes a feature that allows the Company to increase availability under the facility, at the Company's option, by an aggregate amount of up to $500 million, through increased commitments from existing lenders or the addition of new lenders, subject to obtaining additional commitments and other customary conditions. At the Company's option, and subject to customary conditions, borrowings bear interest at a base rate or a Eurodollar rate, plus an applicable margin based on the Company's debt ratings. Available amounts subject to outstanding letters of credit, and outstanding principal, accrued and unpaid interest and other amounts payable under the facility, may be accelerated upon the occurrence of customary events of default, including (subject to certain materiality thresholds and grace periods) payment defaults, failures to comply with covenants, material inaccuracies of representations or warranties, bankruptcy or insolvency proceedings, changes of control, ERISA matters and cross-defaults to other debt agreements.

The Replacement Credit Facility contains customary affirmative and negative covenants, including, among other things, covenants requiring the Company to maintain certain financial ratios (including a minimum EBITDA, as defined in the agreement, to interest ratio and a maximum total debt to EBITDA, as defined in the agreement, ratio). The Company may pay dividends and repurchase common stock if it is in compliance with these covenants.

In addition, on May 2, 2016, the Company entered into Amendment No. 1 ("Amendment No. 1") to its existing $1.25 billion credit facility (the "Existing Credit Facility"), by and among the Company, Bank of America, N.A., as Administrative Agent and each of the lenders signatory thereto. Amendment No. 1 does not extend the maturity date of the Existing Credit Facility, which matures in June, 2019, and conforms certain terms of the Existing Credit Facility to those of the Replacement Credit Facility. The Existing Credit Facility includes a feature that allows the Company to increase availability, at the Company's option, by an aggregate amount of up to $500 million, through increased commitments from existing lenders or the addition of new lenders, subject to obtaining additional commitments and other customary conditions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 2, 2016, the Company entered into a $1.0 billion Second Amended and Restated Credit Agreement. The information required by Item 2.03 of Form 8-K is included in Item 1.01 of this report.

On May 2, 2016, the Company amended its $1.25 billion Existing Credit Facility. The information required by Item 2.03 of Form 8-K is included in Item 1.01 of this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1
Second Amended and Restated Credit Agreement, dated as of May 2, 2016, by and among Republic Services, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

4.2	Amendment No. 1 to Credit Agreement, dated as of May 2, 2016, by and among Republic Services, Inc., as Borrower, Bank of America, N.A., as Administrative Agent, and each of the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Services, Inc.

Date: May 2, 2016	By:	/s/ Brian A. Goebel
Brian A. Goebel
Vice President and Chief Accounting Officer (Principal Accounting Officer)

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